Filed pursuant to Rule 433

Dated September 17, 2019

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated

September 16, 2019 and the

Prospectus dated September 13, 2018

Registration No. 333-227316

AbbVie Inc.

Pricing Term Sheet

€750,000,000 0.750% Senior Notes due 2027

€650,000,000 1.250% Senior Notes due 2031

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.

Trade Date:	September 17, 2019

Settlement Date:	September 26, 2019 (T+7)

Form of Offering:	SEC Registered (Registration No. 333-227316)

Joint Book-Running Managers:

Morgan Stanley & Co. International plc
HSBC Bank plc
Merrill Lynch International
Barclays Bank PLC (2027 Notes)
BNP Paribas (2031 Notes)
Citigroup Global Markets Limited (2031 Notes)
Deutsche Bank AG, London Branch (2031 Notes)
Société Générale (2027 Notes)

Co-Managers:

Banco Santander, S.A.
Barclays Bank PLC (2031 Notes)
BNP Paribas (2027 Notes)
Citigroup Global Markets Limited (2027 Notes)
Credit Suisse Securities (Europe) Limited
Deutsche Bank AG, London Branch (2027 Notes)
DNB Markets, Inc.
Lloyds Securities, Inc.
Mizuho International plc
MUFG Securities EMEA plc
RBC Europe Limited
Société Générale (2031 Notes)
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Redemption for Tax Reasons:

The Issuer may redeem each series of notes at its option in whole, but not in part, if the tax laws of the United States (or any taxing authority in the United States) change and it becomes
obligated to pay additional amounts on the notes. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes of such series to the date fixed for redemption.

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	ACTUAL / ACTUAL (ICMA)

Listing:	Application will be made to list the notes on the New York Stock Exchange.

Clearing and Settlement:	Euroclear / Clearstream

Stabilization:	Stabilization / FCA

Target Market:	MiFID II eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared.

Terms applicable to 0.750% Senior Notes due 2027

Aggregate Principal Amount:	€750,000,000
Final Maturity Date:	November 18, 2027
Interest Payment Dates:	Annually on November 18 of each year beginning November 18, 2019
Issue Price:	99.490%, plus accrued and unpaid interest, if any, from September 26, 2019
Benchmark Bund:	DBR 0.500% due August 15, 2027
Benchmark Bund Price and Yield:	109.01 / -0.609%
Spread to Benchmark Bund:	+142.4 bps
Mid-swap Yield:	-0.185%
Spread to Mid-swap:	+100 bps
Yield to Maturity:	0.8150%
Coupon:	0.750%
Make-Whole Call:	+25 bps
Par Call:	On or after August 18, 2027
CUSIP / ISIN / Common Code:	ZR6553955 / XS2055646918 / 10000223671

Terms applicable to 1.250% Senior Notes due 2031

Aggregate Principal Amount:	€650,000,000
Final Maturity Date:	November 18, 2031
Interest Payment Dates:	Annually on November 18 of each year beginning November 18, 2019
Issue Price:	99.844%, plus accrued and unpaid interest, if any, from September 26, 2019
Benchmark Bund:	DBR 0.000% due August 15, 2029
Benchmark Bund Price and Yield:	104.780 / -0.470%
Spread to Benchmark Bund:	+173.4 bps
Mid-swap Yield:	0.064%
Spread to Mid-swap:	+120 bps
Yield to Maturity:	1.2640%
Coupon:	1.250%
Make-Whole Call:	+30 bps
Par Call:	On or after August 18, 2031
CUSIP / ISIN / Common Code:	ZR6553963 / XS2055647213 / 10000223673

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Morgan Stanley & Co. International plc toll-free at 1-866-718-1649; HSBC Bank plc toll-free at 1-866-811-8049; or Merrill Lynch International toll-free at 1-800-294-1322.

The Issuer expects to deliver the notes against payment for the notes on the seventh London business day following the date of the pricing of the notes (“T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated September 16, 2019, to the Issuer’s prospectus, dated September 13, 2018.